Exhibit 21

PERSPECTA INC.
Subsidiaries as of March 31, 2018

Entity Name	US Jurisdiction
Perspecta Inc. - Incorporated 10/10/2017	Nevada
Enterprise Services Plano LLC - Formed 8/27/2008	Delaware
NHIC, Corp - Incorporated 12/8/1976	Texas
Enterprise Services LLC - Formed 3/25/1994	Delaware
SafeGuard Services LLC - Formed 11/23/2005	Delaware
Enterprise Services State & Local, Inc. - Incorporated 6/26/1997	Illinois
Ultra Second VMS LLC - Formed 10/9/2017	Delaware
Vencore Inc. - Incorporated 10/11/2010	Delaware
Vencore Services and Solutions, Inc. - Incorporated 9/23/2005	Delaware
PhaseOne Communications, Inc. - Incorporated 11/22/1999	Delaware
Vencore Labs, Inc (d/b/a Applied) Communication Sciences - Incorporated 7/13/2011	Delaware
HVH Precision Analytics LLC - Formed 11/12/2016	Delaware
KGS Holding Corp - Incorporated 3/30/2009	Delaware
KeyPoint Government Solutions, Inc. - Incorporated 11/1/2000	Delaware
QWK Integrated Solutions, LLC - Formed 3/1/2012	Alabama
Dominion Technology Resources, Inc. - Incorporated 3/13/2002	Virginia
Westar Aerospace & Defense group, Inc.	Nevada
Analex Corporation - Incorporated 10/15/2001	Delaware
Apogen Technologies, Inc. - Incorporated 10/4/2002	Delaware
Planning Systems Inc. - Incorporated 9/1/1972	Maryland
Neptune Sciences, Inc - Incorporated 1/17/1991	Louisiana
Westar Display Technologies, Inc. - Incorporated 3/20/2001	Nevada
SimAuthor, Inc. - Incorporated 1/22/1997	Colorado
Pimsol, LLC - Formed 6/20/2002	Alabama
ComGlobal Systems – Incorporated 1/6/2005	California
Beta Analytics, Inc. - Incorporated 1/4/1984	Maryland
Science and Engineering Associates, Inc - Incorporated 2/28/1980	New Mexico
ITS services, Inc. - Incorporated 6/26/1991	Virginia
3H Technology, LLC - Formed 3/25/1997	Delaware
3H Technology Federal Corp, LLC - Formed 9/5/2003	Delaware